Exhibit 99.1

MCEWEN MINING REPORTS 2018 FULL YEAR AND Q4 PRODUCTION RESULTS

TORONTO, Jan. 15, 2019 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) reports annual consolidated production in 2018 was 135,124 gold ounces and 3,032,727 silver ounces, or 175,561 gold equivalent ounces(1)(“GEOs”).

Consolidated Production Summary

	Q4		Full Year		Full Year
	2017	2018	2017	2018	2018 Guidance
Gold (oz)	48,609	29,291	109,947	135,124	128,000
Silver (oz)	926,739	819,473	3,178,742	3,032,727	3,225,000
GEOs(1)	60,965	40,217	152,329	175,561	171,000

(1) Using a 75:1 gold to silver ratio.

2018 Production

Black Fox Mine, Timmins, Canada (100%) — Gold

Black Fox produced 48,848 GEOs in 2018, in line with our full year production guidance of 48,000 GEOs. Q4 production from Black Fox was 11,097 GEOs. To continue to build on the success of the 2018 exploration program at the Black Fox and Stock properties, a $15 million flow through share financing was completed in Q4 to fund exploration in 2019.

San José Mine, Argentina (49%(2)) — Silver & Gold

San José produced 47,331 gold ounces and 3,020,696 silver ounces, for a total of 87,607 GEOs attributable to us in 2018, below our full year guidance of 91,000 GEOs. Our attributable production in Q4 was 12,602 gold ounces and 816,374 silver ounces, for a total of 23,487 GEOs.

El Gallo Project, Mexico (100%) — Gold

El Gallo produced 39,106 GEOs in 2018, exceeding our full year production guidance of 32,000 GEOs. By the end of Q2 2018, mining and crushing activities at El Gallo ceased and were followed by residual heap leaching, which resulted in production of 5,633 GEOs in Q4. Closure, reclamation and residual heap leaching activities are ongoing and will continue for several years.

Development

Gold Bar Mine, Nevada, USA (100%) — Gold

Construction at Gold Bar is near completion and on schedule for inaugural gold production in Q1 2019. Activities at Gold Bar in Q4 focused on commissioning utilities and ore delivery systems, and mechanical completion of the gold processing plant. Site buildings and infrastructure are complete and occupied. Mining, crushing, loading of the heap leach pad, and parts of the processing plant are active. Remaining activities include electrical work and instrumentation installation in the gold processing plant, and commissioning of the gold refinery circuit.

Fenix, Mexico (100%) — Silver & Gold

Work on the Fenix Project, which is evaluating the potential construction of a new mine and mill at El Gallo, is ongoing. During the first half of 2019 we expect to complete the feasibility study, and receive regulatory approval for a permit amendment to allow for in-pit tailings storage, which is a key feature of the proposed project implementation.

Financial Results

Operating costs for the quarter ended December 31, 2018 will be released with our 10-K Annual Financial Statements in late February 2019.

About McEwen Mining

McEwen has the goal to qualify for inclusion in the S&P 500 Index by creating a profitable gold and silver producer focused in the Americas. McEwen’s principal assets consist of: the San José mine in Santa Cruz, Argentina (49% interest); the Black Fox mine in Timmins, Canada; the Fenix Project in Mexico; the Gold Bar mine in Nevada, currently under construction; and the large Los Azules copper project in Argentina, advancing towards development.

McEwen has approximately 345 million shares outstanding. Rob McEwen, Chairman and Chief Owner, owns roughly 23% of the shares.

Footnotes

(1)         ‘Gold Equivalent Ounces’ are calculated based on a 75:1 gold to silver ratio.

(2)         The San José Mine is 49% owned by McEwen Mining Inc. and 51% owned and operated by Hochschild Mining plc.

All dollar amounts are US Dollars.

RELIABILITY OF INFORMATION REGARDING SAN JOSÉ

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

TECHNICAL INFORMATION

The technical contents of this news release has been reviewed and approved by Chris Stewart, P.Eng., President & COO of McEwen Mining and a Qualified Person as defined by Canadian Securities Administrators National Instrument 43-101 “Standards of Disclosure for Mineral Projects”.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, the Company estimates, forecasts, projections, expectations or beliefs as to future events and results, and statements regarding exploration results and exploration plans. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks related to fluctuations in mine production rates, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, significant variations from estimates, and other risks. The Company’s dividend policy will be reviewed periodically by the Board of Directors and is subject to change based on certain factors such as the capital needs of the Company and its future operating results. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

CONTACT INFORMATION:

Mihaela Iancu	Website: www.mcewenmining.com	150 King Street West
Investor Relations		Suite 2800, P.O. Box 24
(647)-258-0395 ext 320	Facebook: facebook.com/mcewenrob	Toronto, ON, Canada
info@mcewenmining.com		M5H 1J9
	Twitter: twitter.com/mcewenmining	(866) 441-0690

Instagram: instagram.com/mcewenmining